EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
August 13, 2014
USEC Reports Second Quarter 2014 Results

•	Net loss of $28 million on lower sales volume and significant non-production costs

•	Oak Ridge National Laboratory exercises option to extend American Centrifuge demonstration program into 2015

•	Chapter 11 voting concludes; Confirmation hearing scheduled for September 5

BETHESDA, Md. - USEC Inc. (NYSE:USU) today reported a net loss of $28.0 million for the quarter ended June 30, 2014, compared to a net loss of $40.9 million for the second quarter of 2013. For the six months ended June 30, 2014, USEC reported a loss of $78.8 million compared to $42.9 million in the same period of 2013.

The financial results for the second quarter of 2014 reflect a 63 percent reduction in revenue from the low enriched uranium (LEU) segment compared to the same period in 2013 following the cessation of enrichment at the Paducah Gaseous Diffusion Plant (GDP) in the second quarter of 2013. The net loss was primarily driven by lower sales volume and non-production expenses related to transition activities at the Paducah GDP as USEC prepares the facility for an anticipated return to the Department of Energy (DOE) in October. Other factors affecting financial results for the quarter were expenses for our reorganization efforts, workforce reductions, advisory costs and advanced technology costs related to demonstration of the American Centrifuge technology.

“During the second quarter, we continued to execute our Paducah transition plan to return the facility to DOE in October, we delivered LEU to our customers on time and in specification, and we earned a gross profit,” said John K. Welch, USEC president and chief executive officer. “Over the past year, the non-production costs related to preparing the Paducah GDP for return have weighed on our profitability, but we are nearing the conclusion of this process.

“We have also been focused on successfully concluding the Chapter 11 process in the near term. The voting period for those investors holding USEC convertible notes and preferred equity ended on August 11, which is another important milestone in the process. Voting results are being certified and will be filed with the Bankruptcy Court in advance of a confirmation hearing that is scheduled for September 5. We anticipate emerging from bankruptcy protection shortly thereafter,” Welch said.

Revenue

Revenue for the second quarter of 2014 was $121.2 million, a decrease of $163.6 million or 57 percent compared to the same quarter of 2013. In the six-month period ending June 30, 2014, revenue was $269.8 million, a decrease of $335.4 million or 55 percent from the same period in 2013. The volume of separative work units (SWU) sales declined 65 percent in the three-month period and 56 percent in the six-month period reflecting the variability in timing of utility customer orders and the expected decline in SWU deliveries in 2014 compared to 2013. The average price billed to customers for sales of SWU increased 8 percent in the three-month period and 1 percent in the six-month period reflecting the particular contracts under which SWU were sold during the period.

Revenue from the contract services segment increased significantly in both the second quarter and the six-month period of 2014 compared to the prior year, reflecting $13.5 million for American Centrifuge work performed under the American Centrifuge Technology Demonstration and Operations (ACTDO) Agreement with Oak Ridge National Laboratory (ORNL) beginning May 1, 2014.

In a number of sales transactions, USEC transfers title and collects cash from customers but does not recognize the revenue until the LEU is physically delivered. At June 30, 2014, deferred revenue totaled $83.8 million compared to $195.9 million at December 31, 2013. The gross profit associated with deferred revenue as of June 30, 2014, was $19.7 million.

Cost of Sales and Gross Profit Margin

Cost of sales for the quarter ended June 30, 2014, was $117.7 million, a decrease of $214.0 million or 65 percent compared to the corresponding period in 2013. For the six-month period of 2014, cost of sales was $287.2 million, a reduction of $351.6 million or 55 percent compared to the same period in 2013 due to lower SWU sales volume. Non-production expenses are included in cost of sales during both 2013 and 2014 periods, but non-production expense declined 80 percent in the second quarter of 2014 and 35 percent in the six-month period of 2014 compared to the corresponding periods of 2013.

Cost of sales per SWU, excluding non-production expenses, increased 1 percent in the three months ended June 30, 2014, and decreased 3 percent in the six months ended June 30, 2014, compared to the corresponding periods in 2013. Approximately one-half of our sales in the six months ended June 30, 2014 were derived from previously deferred sales, whereby customers made advance payments to be applied against future deliveries. The unit cost per SWU for these sales reflects the average inventory cost when the customer took title to the SWU. These costs were accumulated in deferred costs and are now recognized as cost of sales as the SWU is delivered. Cost of sales for SWU reflects monthly moving average inventory costs based on historic production and purchase costs.

As we accelerated the expected productive life of plant assets and ceased enrichment at the Paducah GDP in May 2013, we have incurred a number of expenses unrelated to production that have been charged directly to cost of sales. Non-production expenses totaled $14.3 million and $49.2 million in the three and six months ended June 30, 2014, compared to $70.0 and $75.7 million in the corresponding periods in 2013.

Cost of sales for the contract services segment increased $13.4 million in the three months and $14.3 million in the six months ended June 30, 2014, compared to the corresponding periods in 2013, primarily due to American Centrifuge work performed under the ACTDO Agreement beginning May 1, 2014, as well as increased absorption of fixed costs for government services contracts at the Paducah site.

Gross profit for the LEU segment increased $50.6 million in the three-month period and $16.9 million in the six-month period primarily due to decreases in non-production expenses partially offset by lower SWU sales volume. The three-month period benefited from higher average SWU prices and the six-month period benefited from lower average costs per SWU, as described above.

Gross profit increased $50.4 million in the three months and $16.2 million in the six months ended June 30, 2014, compared to the corresponding periods in 2013. Our margin was 2.9 percent in the three months ended June 30, 2014, compared to (16.5 percent) in the corresponding period in 2013, and (6.4 percent) in the six months ended June 30, 2014, compared to (5.6 percent) in the corresponding period in 2013.

Advanced Technology, Other Income and Special Charges

Advanced technology costs were $18.0 million in the three months ended June 30, 2014, a decrease of $28.2 million compared to the corresponding period in 2013. During the six month period ended June 30, 2014, advanced technology costs were $51.3 million, a decrease of $54.2 million. The lower costs in both 2014 periods reflect a decrease in development activity under the Cooperative Agreement with DOE. Costs in the corresponding period in 2013 included construction of the American Centrifuge commercial demonstration cascade that was completed in April 2013.

Funding for American Centrifuge activities was previously provided under the Cooperative Agreement, which provided for 80 percent DOE and 20 percent USEC cost sharing for work performed during the period June 1, 2012 through April 30, 2014, when the agreement expired in accordance with its terms. DOE’s share of qualifying American Centrifuge expenditures is recognized as other income. USEC reported $34.6 million in other income, which was primarily payment for DOE’s share of qualifying expenditures, during the six months ended June 30, 2014, a decrease of $53.7 million compared to the same period in 2013.

On May 1, 2014, we signed the ACTDO Agreement with UT-Battelle, the management and operating contractor for ORNL, for continued cascade operations and continuation of core American Centrifuge research and technology activities and the furnishing of related reports to ORNL. The scope of the overall work under the ACTDO Agreement is reduced from the scope of work that was being conducted by USEC under the Cooperative Agreement. Revenue and cost of sales for work that USEC performs under the fixed-price ACTDO Agreement as a contractor to ORNL is reported in the contract services segment. On July 31, 2014, ORNL exercised its option to extend the period of performance for the ACTDO Agreement by an additional six months to March 31, 2015. The agreement also provides ORNL with one additional option to extend the agreement by six months to September 30, 2015.

American Centrifuge costs incurred by USEC that are outside of the ACTDO Agreement are included in advanced technology costs. USEC incurred $7.0 million in May-June 2014 for certain demobilization and maintenance costs related to American Centrifuge that are included in advanced technology costs in the three and six months ended June 30, 2014.

Selling, general and administrative expenses declined $1.8 million in the three months and $3.0 million in the six months ended June 30, 2014, compared to the corresponding periods in 2013. The lower SG&A expense reflects declines in compensation and benefit costs of $1.0 million in the three-month period and $2.5 million in the six-month period, resulting from reduced staffing levels and declines in consulting costs.

Special charges in the three and six months ended June 30, 2014 consist of charges for termination benefits for workforce reductions in American Centrifuge development and headquarters operations, as well as severance accrual refinements for Paducah workforce reductions occurring in 2014. The Framework Agreement signed with DOE on June 17 establishes the timing for an orderly de-lease of the Paducah site. Special charges for termination benefits consist of $4.1 million in the three-month period and $4.2 million in the six-month period, less amounts paid by USEC and invoiced to DOE for its portion of Paducah employee severance of $1.6 million in the three-month period and $2.2 million in the six-month period.

Cumulative charges for termination benefits since ceasing enrichment total $29.4 million, less $3.4 million paid by USEC and invoiced to DOE. As of June 30, 2014, workforce reductions total 668 employees at the Paducah GDP, including 466 employees in 2014, and 25 employees at American Centrifuge and headquarters.

Beginning in the first quarter of 2014, expenses, gains and losses directly associated with our reorganization are reported as Reorganization Items, Net. Costs for advisors related to our bankruptcy filing totaled $4.7 million in the three months and $11.9 million in the six months ended June 30, 2014.

Cash Flow

At June 30, 2014, USEC had a cash balance of $123.3 million compared to $314.2 million at December 31, 2013, and $194.7 million at June 30, 2013. Cash flow used by operations in the first half of 2014 was $193.4 million, compared to cash flow used by operations of $48.8 million in the corresponding period of 2013. The net loss in the six-month period ended June 30, 2014, and payment in 2014 of the Russian Contract payables balance of $340.7 million for deliveries in 2013 was a significant use of cash flow, as was the net reduction in accounts payable and accrued liabilities by $34.8 million due to reduced operational activity. Inventories declined $127.7 million in the six-month period of 2014 compared to a reduction of $24.0 million in the same period of 2013 due to monetization of inventory purchased or produced in prior periods.

2014 Outlook Update

USEC is going through a period of transition during 2014, and we are:

•
Taking steps to strengthen our financial structure by addressing balance sheet issues through a Chapter 11 filing with the U.S. Bankruptcy Court so that we can emerge as a stronger sponsor of the American Centrifuge project;

•	Executing our contract with ORNL to continue to research, development and demonstration of the American Centrifuge technology through the ACTDO Agreement;

•	Completing the transition of the Paducah site, and appropriately reducing the size of our corporate organization; and

•	Preparing our financial statements to reflect changing the historical book basis of the assets and liabilities of the Company to a new basis of accounting upon emergence from Chapter 11.

Given these transitions and the uncertain and incremental nature of federal funding for work under the ACTDO Agreement, our guidance for USEC financial results and metrics for 2014 will continue to be limited.

In 2013, uranium enrichment ceased at the Paducah plant and the 20-year Megatons to Megawatts program successfully concluded. During a five-year period from 2008 to 2012, our average sales volume was approximately 11 million SWU annually. In 2013, our sales volume declined to a level that was approximately 70 percent from that average. In 2014, we expect our sales volume to decline to a level that is approximately 30 percent of that historic average with our sources of supply consisting of LEU from existing inventory, purchases from Russia under the Russian Supply Agreement and other potential supplies. We expect our sales volume going forward to be at levels consistent with our reduced sources of supply. Our cash balance at September 30, 2014, is expected to be greater than $50 million, and we expect to end 2014 with a cash balance greater than $150 million.

Additional Information

USEC plans to file its quarterly report on Form 10-Q with the Securities and Exchange Commission today. This report will be available in the Investor Relations section of the USEC website, www.usec.com. During the period its case is pending in Bankruptcy Court, USEC will not hold quarterly telephonic conference calls with investors.
USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.
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Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to the impact of and risks related to USEC Inc.'s “pre-arranged” case under Chapter 11 of the bankruptcy code including risks related to obtaining approval and confirmation of USEC Inc.’s plan of reorganization, the impact of any delay or inability in obtaining such confirmation, the impact of a potential de-listing of our common stock on the NYSE, and the impact of our restructuring on the holders of our common stock, preferred stock and convertible notes; risks related to the ongoing transition of our business, including the impact of our ceasing enrichment at the Paducah gaseous diffusion plant and uncertainty regarding our ability to deploy the American Centrifuge project; uncertainty regarding funding for the American Centrifuge project and the potential for a demobilization or termination of the American Centrifuge project if additional government funding is not provided during the term of the agreement with UT-Battelle, LLC, the management and operating contractor for Oak Ridge National Laboratory ("ORNL") for continued research, development and demonstration of the American Centrifuge technology (the "ACTDO Agreement"), including for any option periods, or upon completion of such agreement; risks related to our ability to perform the work required under the ACTDO Agreement at a cost that does not exceed the firm fixed funding provided thereunder; the impact of actions we have taken or may take (including as a result of the reduction in scope of work under the ACTDO Agreement) to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, impacts to cost and schedule and the ability to remobilize for commercial deployment of the American Centrifuge Plant, impacts on our liquidity as a result of demobilization or termination liabilities, and potential impacts on our proposed plan of reorganization; risks related to the underfunding of our defined benefit pension plans and potential actions the Pension Benefit Guaranty Corporation could pursue in connection with ceasing enrichment at the gaseous diffusion plants or with any demobilization or termination of the American Centrifuge project or otherwise including the involuntary termination of the plans, imposition of liens or requiring additional funding; the impact of uncertainty regarding our ability to continue as a going concern on our liquidity and prospects; our ability to implement the agreement with the U.S. Department of Energy (“DOE”) regarding the transition of the Paducah gaseous diffusion plant and uncertainties regarding the transition costs and other impacts of USEC ceasing enrichment at the Paducah gaseous diffusion plant and returning the plant to DOE; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low enriched uranium (“LEU”); the impact of enrichment market conditions, increased project costs and other factors on the economic viability of the American Centrifuge project without additional government support and on our ability to finance the project and the potential for a demobilization or termination of the project; uncertainty regarding our ability to achieve targeted performance over the life of the American Centrifuge Plant which could affect the overall economics of the American Centrifuge Plant; uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and/or other financing for the American Centrifuge project or additional government support for the project and the timing and terms thereof; uncertainty concerning customer actions under current contracts and in future contracting due to the delay and uncertainty in deployment of the American Centrifuge technology and/or as a result of changes required due to our cessation of enrichment at Paducah; the dependency of government funding or other government support for the American Centrifuge project on Congressional appropriations or on actions by DOE or Congress; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of our role as a subcontractor to ORNL or as a result of the need to raise additional capital to finance the project in the future; the potential for DOE to seek to terminate or exercise its remedies under the 2002 DOE-USEC agreement, or refuse to consent to or object to the assumption of such agreement by USEC in the Chapter 11 case or to require modifications to such agreement that are materially adverse to USEC’s interests; changes in U.S. government priorities and the availability of government funding or support, including loan guarantees; risks related to our ability to manage our liquidity without a credit facility; our dependence on deliveries of LEU from Russia under a commercial supply agreement (the “Russian Supply Agreement”) with a Russian government entity known as Techsnabexport (“TENEX”) and limitations on our ability to import the Russian LEU we buy under the Russian Supply Agreement into the United States and other countries; risks related to actions that may be taken by the U.S. Government, the Russian Government or other governments that could affect our ability or the ability of TENEX to perform under the Russian Supply Agreement, including the imposition of sanctions, restrictions or other requirements; risks related to our ability to sell the LEU we procure under our fixed purchase obligations under the Russian Supply Agreement; the decrease or elimination of duties charged on imports of foreign-produced LEU; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our agreements with the U.S. government; risks related to delays in payment for our contract services work performed for DOE, including our ability to resolve certified claims for payment filed by USEC under the Contracts Dispute Act; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; the timing of recognition of previously deferred revenue; and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013 (“10-K”). Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. Readers are urged to carefully review and consider the various disclosures made in this report and in our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements except as required by law.
Contacts:
Investors: Steven Wingfield (301) 564-3354
Media: Paul Jacobson (301) 564-3399

USEC Inc.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue:
Separative work units	$104.5	$267.4	$250.1	$557.6
Uranium	—	13.9	—	41.5
Contract services	16.7	3.5	19.7	6.1
Total revenue	121.2	284.8	269.8	605.2
Cost of Sales:
Separative work units and uranium	100.8	328.2	266.1	632.0
Contract services	16.9	3.5	21.1	6.8
Total cost of sales	117.7	331.7	287.2	638.8
Gross profit (loss)	3.5	(46.9)	(17.4)	(33.6)
Advanced technology costs	18.0	46.2	51.3	105.5
Selling, general and administrative	10.1	11.9	21.8	24.8
Special charges for workforce reductions and advisory costs	2.5	3.7	2.0	6.1
Other (income)	(8.4)	(40.7)	(34.6)	(88.3)
Operating (loss)	(18.7)	(68.0)	(57.9)	(81.7)
Interest expense	4.7	9.3	9.3	22.6
Interest (income)	—	(0.1)	(0.4)	(0.4)
Reorganization items, net	4.7	—	13.1	—
(Loss) from continuing operations before income taxes	(28.1)	(77.2)	(79.9)	(103.9)
Provision (benefit) for income taxes	(0.1)	(36.3)	(1.1)	(39.3)
Net (loss) from continuing operations	(28.0)	(40.9)	(78.8)	(64.6)
Net income from discontinued operations	—	—	—	21.7
Net (loss)	$(28.0)	$(40.9)	$(78.8)	$(42.9)

Net income (loss) per share:
Net (loss) from continuing operations per share – basic and diluted	$(5.71)	$(8.35)	$(16.08)	$(13.18)
Net (loss) per share – basic and diluted	$(5.71)	$(8.35)	$(16.08)	$(8.76)
Weighted-average number of shares outstanding – basic and diluted	4.9	4.9	4.9	4.9

USEC Inc.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(millions)

	June 30, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$123.3	$314.2
Accounts receivable, net	29.7	163.0
Inventories	506.8	967.6
Deferred costs associated with deferred revenue	64.1	165.5
Other current assets	21.1	21.7
Total current assets	745.0	1,632.0
Property, plant and equipment, net	3.9	7.9
Deposits for surety bonds	37.6	39.8
Other long-term assets	21.2	25.8
Total Assets	$807.7	$1,705.5

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$78.7	$114.5
Payables under Russian Contract	—	340.7
Inventories owed to customers and suppliers	166.6	499.7
Deferred revenue	83.8	195.9
Convertible senior notes	—	530.0
Convertible preferred stock	—	113.9
Total current liabilities	329.1	1,794.7
Postretirement health and life benefit obligations	200.6	195.0
Pension benefit liabilities	104.8	121.2
Other long-term liabilities	51.2	52.8
Liabilities subject to compromise	658.2	—
Total Liabilities	1,343.9	2,163.7
Stockholders’ Equity (Deficit)	(536.2)	(458.2)
Total Liabilities and Stockholders’ Equity (Deficit)	$807.7	$1,705.5

USEC Inc.
(DEBTOR-IN-POSSESSION)
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(millions)

	Six Months Ended June 30,
	2014	2013
Cash Flows from Operating Activities
Net (loss)	$(78.8)	$(42.9)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Depreciation and amortization	4.1	16.4
Reorganization and special charge items, non-cash	3.1	1.7
Transfers and retirements of machinery and equipment	—	19.3
Convertible preferred stock dividends payable-in-kind	—	6.5
Gain on sales of assets and subsidiary	(0.9)	(35.6)
Inventory valuation adjustments	—	10.0
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	137.9	(6.1)
Inventories, net – decrease	127.7	24.0
Payables under Russian Contract – (decrease)	(340.7)	(32.5)
Deferred revenue, net of deferred costs – increase (decrease)	(10.8)	37.6
Accounts payable and other liabilities – (decrease)	(34.8)	(44.3)
Other, net	(0.2)	(2.9)
Net Cash (Used in) Operating Activities	(193.4)	(48.8)

Cash Flows Provided by Investing Activities
Deposits for surety bonds - net (increase) decrease	2.2	(7.1)
Proceeds from sales of assets and subsidiary	0.4	43.2
Net Cash Provided by Investing Activities	2.6	36.1

Cash Flows Used in Financing Activities
Repayment of credit facility term loan	—	(83.2)
Payments for deferred financing costs	—	(2.1)
Common stock issued (purchased), net	(0.1)	(0.2)
Net Cash (Used in) Financing Activities	(0.1)	(85.5)
Net (Decrease)	(190.9)	(98.2)
Cash and Cash Equivalents at Beginning of Period	314.2	292.9
Cash and Cash Equivalents at End of Period	$123.3	$194.7

Supplemental Cash Flow Information:
Interest paid	$—	$11.8
Income taxes paid, net of refunds	—	0.4